UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 10, 2005

ONSOURCE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50470	84-1561463
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

5455 Spine Road, Suite C, Boulder, Colorado   80301
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (303) 527-2903

______________________________________________________
(Former name or former address, if changed since last report)
ITEM 2.01:	COMPLETION OF ACQUISITION OF ASSETS
ITEM 5.01:	CHANGES IN CONTROL OF REGISTRANT
ITEM 5.02:	DEPARTURE OF DIRECTORS AND PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Summary of Transaction

          Effective May 10, 2005, OnSource Corporation (the "Company" or "OnSource") consummated an Agreement and Plan of Merger dated April 8, 2005 and amended on April 28, 2005 (the "Merger Agreement") between and among the Company, OnSource Acquisition Corporation, a wholly-owned subsidiary of the Company ("OAC"), and Osmotics Pharma, Inc., a Colorado corporation ("Pharma"). Pursuant to the Merger Agreement, OAC merged with and into Pharma with Pharma as the surviving corporation, and Pharma became a wholly-owned subsidiary of the Company (the "Merger"). The Merger resulted in a change of control of OnSource.

Terms of the Merger Agreement

          The Merger Agreement provided for consummation of the following principal transactions, all of which were completed on May 10, 2005:
*	OAC merged with and into Pharma, with Pharma being the surviving corporation and becoming a wholly-owned subsidiary of the Company.
*

Except for 1,000 shares held by a dissenting shareholder, all outstanding shares of Pharma common stock were converted automatically into an aggregate of 11,427,961 shares of common stock of OnSource (which represents a conversion ratio of approximately 0.932 shares of OnSource common stock for each share of Pharma common stock) and warrants exercisable to purchase an aggregate of approximately 1,079,472 shares of common stock of OnSource at an exercise price of $2.18 per share. The dissenting shareholder will receive cash for his shares as determined by Colorado law related to dissenter's rights.

*	All outstanding shares of Class A Convertible Preferred Stock of Pharma were converted automatically, on a one-to-one basis, into 1,000,000 shares of Series A Convertible Preferred Stock of OnSource.
*

Subject to the execution of stock option agreements with OnSource, holders of options to purchase an aggregate of 2,714,750 shares of Pharma common stock have the right to exchange their Pharma options for options to purchase the same number of shares of common stock of OnSource at $1.00 per share.

*

The shares of OnSource common stock issued upon consummation of the Merger represented immediately following the Merger approximately ninety-two (92%) of the total issued and outstanding shares of common stock of the Company.

*

The Company assumed a loan payable to Osmotics Corporation ("Osmotics") with an outstanding principal balance of approximately $746,000. The loan is interest free, and principal payments must be made in monthly installments of between $120,000 and $150,000.

*

The common stock, warrants and options issued to the Pharma securityholders in the Merger will be held in a closing escrow subject to the completion and filing with the Securities and Exchange Commission (the "Commission") of all financial statements and pro forma financial information required by Item 9.01 of Form 8-K.

*	The Company paid a one-time investment banking fee to Bathgate Capital Group consisting of a warrant exercisable to purchase 300,000 shares at an exercise price of $1.00.

Change of Control

          The Merger resulted in a change of control of OnSource. As a result of the Merger, Osmotics would be deemed the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of an aggregate of 13,248,929 shares of common stock, consisting of 11,191,768 shares of common stock, warrants exercisable to purchase an aggregate of 1,057,161 shares of common stock at an exercise price of $2.18 per share, and 1,000,000 shares of Series A Convertible Preferred Stock. These securities represent approximately 91.6% of the issued and outstanding shares of common stock of the Company, after giving effect to Merger, calculated in accordance with Rule 13d-3 under the Exchange Act.

          Giving effect to the Merger, the Company had issued and outstanding 12,398,615 shares of common stock, warrants exercisable to purchase an aggregate of 3,722,326 shares at exercise prices ranging from $1.00 to $4.00 per share, 1,000,000 shares of Series A Convertible Preferred Stock convertible into 1,000,000 shares of common stock, 6% convertible debentures in the aggregate principal amount of $2,258,500 convertible into shares of common stock at a conversion price of $1.00 per share and stock options exercisable to purchase 2,714,750 shares of common stock at $1.00 per share.

          Prior to the consummation of the Merger Agreement, Osmotics was the owner of an aggregate of 12,000,000 shares of common stock of Pharma, representing approximately 98% of the pre-Merger issued and outstanding shares of Pharma. In addition, Osmotics owned 1,000,000 shares of Class A Convertible Preferred Stock of Pharma. Upon consummation of the Merger Agreement, those securities of Pharma converted automatically into the shares of common stock, warrants to purchase common stock and the Series A Convertible Preferred Stock of OnSource as set forth above.

Board of Directors and Executive Officers

          By virtue of the Merger Agreement, Frank L. Jennings resigned as an executive officer of the Company as of the closing of the Merger. Concurrently, the executive officers of Pharma were appointed to serve as executive officers of OnSource in the following positions:
Steven S. Porter	CEO and Chairman
Jeff Sperber	Chief Financial Officer and Secretary
Dr. Peter Elias	Chief Scientific Officer
Carl Genberg	Senior Vice President

          In addition, under the Merger Agreement, the following individuals were elected to serve as additional directors of the Company as of the closing of the Merger: Steven S. Porter; Vicki Barone; and Jeffrey Sperber. The directors elected as part of the Merger were designated by Pharma pursuant to the Merger Agreement. Committee assignments have not yet been determined for the newly elected directors.

          Biographical Information

          Certain biographical information related to the executive officers appointed and the directors elected as part of the Merger is set forth below.

          Steven S. Porter served as Chief Executive Officer and Chairman of the Board of Osmotics since its inception in August 1993 until the closing of the Merger and has served as the Chief Executive Officer and Chairman of Pharma since February 2002. In January 1986, Mr. Porter and two other individuals founded GDP Technologies, Inc. (GDP), a medical imaging company, completing major strategic partnerships with Olympus Optical, Japan, GE Medical and Bruel & Kjaer, Denmark. From that time until August 1993, Mr. Porter served as Executive Vice President of GDP. Prior to 1986, Mr. Porter was the National Sales Manager for Protronyx Research, Inc., a large-scale scientific computer systems company, working with the United States Department of Energy, United States Department of Defense, Boeing and the National Security Agency. Mr. Porter has a Bachelor of Arts degree in Economics from UCLA.

          Jeffrey Sperber served as the Chief Financial Officer of Osmotics from June 2004 until the closing of the Merger and he has served as the Chief Financial Officer of Pharma since June 2004. From January 2004 through May 2004, Mr. Sperber worked as an independent consultant for various companies, including Osmotics. From March 2001 through January 2004, Mr. Sperber served as the Vice President-Controller of TeleTech Holdings, Inc., a $1 billion, global, public company which provides outsourced call center services primarily to the Fortune 100. From October 1997 through March 2001, he served as the Chief Financial Officer of USOL Holdings, Inc., a publicly traded broadband provider focused on multi-family housing communities. At USOL, Mr. Sperber led a successful public offering of USOL's common stock. From August 1995 through September 1997, Mr. Sperber served as a business unit controller for Tele-Communications, Inc., (subsequently acquired by Comcast). From September 1991 through August 1995, he served in various financial positions for Concord Services, Inc., an international conglomerate, most recently as the Chief Financial Officer of its manufacturing and processing business unit where he oversaw both public and private entities. From September 1986 through September 1991, Mr. Sperber was employed by Arthur Andersen LLP in Denver, Colorado. Mr. Sperber received a CPA license in the State of Colorado, which has since expired.

          Dr. Peter Elias has served as Pharma's Chief Scientific Officer since May 2004. From 1975 through 2003, Dr. Elias was a Professor of Dermatology at the University of California, San Francisco where he most recently served as the Vice-Chairman of the Department of Dermatology. Between his tenure at the University of California and joining Pharma, Dr. Elias worked as an independent consultant and advisor. Dr. Elias has published over 400 papers and has received numerous honors, awards and professional appointments as a result of his expertise in the field of dermatology. Dr. Elias received his B.A. from Stanford University and his M.D. and M.S. from the University of California, San Francisco.

          Carl Genberg served as Senior Vice President, Research and Development and Business Development of Osmotics from August 1999 until the closing of the Merger and President of Pharma from February 2002 through December 2004. Mr. Genberg has an extensive background in licensing and product development. From 1989 to 1999, Mr. Genberg served in a variety of executive capacities with Neuromedical Systems, Inc. ("NSI"), and its regional licensees, Cytology West, Inc. and Papnet of Ohio, Inc., medical imaging companies that applied artificial intelligence to the analysis of pathology samples. NSI was a venture funded company whose major investor was Goldman Sachs Limited Partners Fund and which undertook an IPO in 1996 that raised over $100 million dollars. Mr. Genberg was instrumental in the design of NSI's FDA clinical study and the recruitment of key investors. He has a Bachelor of Science Degree in Life Sciences from Cornell University and a JD from the Ohio State University College of Law. Mr. Genberg filed a Chapter 13 Petition in May of 2004.

          Vicki Barone, is a senior managing partner of Bathgate Capital Partners. Vicki serves as the Chief Financial Officer and is one of the Senior Managing Partners of Bathgate. She was the Chief Compliance Officer for Bathgate from 1996 until 2004. In addition, as a member of the Commitment Committee, she actively manages the Investment Banking Department. Prior to joining BCP in 1996, she owned and operated her own financial services firm for five years, offering accounting and financial planning services to small businesses and individuals. She served as the Chief Financial Officer of a small public company and gained auditing experience with KPMG Peat Marwick (Denver). She is a Certified Public Accountant and a Certified Financial Planner and has been licensed to sell securities since 1983. Vicki received her BS in Finance and MS in Accounting from the University of Colorado.

          Employment Agreements

          Each of the newly appointed executive officers is a party to an employment agreement with Pharma. The Merger Agreement provides that OnSource will assume the employment agreements upon completion of the Merger. Set forth below is information on the employment agreements of the newly appointed OnSource executives.
Name	Position	Annual Salary	Bonus
Steven S. Porter	CEO	$195,000 (1)	Up to 50% of base salary depending on performance (1)
Jeff Sperber	CFO	$175,000 (1)	Up to 50% of base salary depending on performance (1)
Carl Genberg	Sr. VP - Research & Development	$185,000 (1)	Up to 50% of base salary depending on performance (1)
Dr. Peter Elias	Chief Scientific Officer	$90,000

____________

(1)       Payable if a transaction or series of transactions take place subsequent to January 1, 2005 where $4 million in gross proceeds, equity and/or debt are raised. Until such time that $4 million in gross proceeds are received, Messrs. Porter, Sperber and Genberg will be paid $104,000, $144,000 and $144,000, respectively.

          A summary of each executive's contract, except for Dr. Elias', is as follows:

          All of the above executives will be eligible for options to purchase OnSource common stock. Each executive will receive four weeks of paid vacation.

          Each employment agreement has a two year term ending December 31, 2006 and may be terminated at any time by Pharma or the executive upon written 90 days notice. If Pharma terminates an executive's employment without "just cause" or the executive terminates his employment for "good reason," or if Pharma gives notice of non-renewal (including subsequent renewals), then the executive will be entitled to receive the following benefits at the end of the Employment Term:

                    (a)          Severance in the amount of two years base salary for Mr. Porter and 18 months for each of Messrs. Sperber and Genberg at the termination date payable in a lump sum. These severance amounts may be modified by the Compensation Committee of the OnSource Board of Directors should the Committee determine that they are not within a reasonable range for the respective positions within the industry.

                    (b)          Bonus in the amount of the prior fiscal year bonus received by executive payable in a lump sum. In the event that termination occurs during the first year of the executive's employment or at a time prior to the determination of the prior fiscal year's bonus, then the executive shall be entitled to his target bonus of 50%.

          Pharma will maintain in full force and effect, for the continued benefit of the executive's family for one year after a termination date, all employee welfare benefit plans and any other employee benefit programs or arrangements (including, without limitation, medical and dental insurance plans, disability and life insurance) in which the executive was entitled to participate immediately prior to a termination date, provided that the executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the executive's participation in any such plan or program is not permissible, Pharma will arrange to provide the executive with benefits substantially similar to those which he would be entitled to receive under such plans and programs.

          Unless the executive is terminated for "just cause," all of the executive's outstanding stock options which the executive holds and which are not then vested and exercisable shall vest and become exercisable immediately upon his termination of employment and, together with all other vested stock options which he holds, will remain exercisable for the full term of such options. In addition, any outstanding restricted stock awards which the executive may hold and which are not then vested shall vest.

          The executive will not be required to mitigate the amount of any payment provided for in him employment agreement by seeking other employment or otherwise, nor will the amount of any payment provided for in his employment agreement be reduced by any compensation earned by him as the result of employment by another employer after a termination date, or otherwise.

          In the event of a change in control of Pharma, at the executive's option, he may terminate his employment and receive the severance, bonus, health care benefits, accelerated vesting and extended exercise period of his stock options described above. Each executive will have 12 months from the effective date of the change in control to exercise this option.

          If employment of the executive is terminated as a result of death or disability of the executive, then the executive or his estate or legal representative will receive a lump sum payment equal to (a) his base salary at the termination date and (b) a bonus in the amount equal to the executive's bonus for the prior fiscal year. In the absence of a determination of a bonus for the prior fiscal year, the bonus will be calculated as the target bonus of 50%.

          If the executive's employment is terminated for "just cause," the executive will be entitled only to his prorated base salary through the date of termination and prorated bonus as the Board of Directors, in its sole reasonable discretion, may determine, taking into account the events giving rise to just cause.

          In the event of a termination of an executive for just cause, Pharma will continue to pay the executive's then current base salary until the issuance of an arbitration award affirming Pharma's action. In the event the arbitrator upholds the action of Pharma, the executive will be required to promptly repay to Pharma any sums received subsequent to the termination of employment. The cost of the arbitration proceeding, including filing fees and arbitrators' compensation, will be borne by Pharma. In the event that the arbitrator rules that the termination was not for just cause, then Pharma will be liable for executive's reasonable attorneys' fees and any out-of-pocket expenses incurred.

          Pharma will also defend and indemnify each executive in his capacity as an officer against all claims, judgments, damages, liabilities, costs and expenses (including reasonable attorney's fees) arising out of, based upon, or related to his performance of services to Pharma, to the maximum extent permitted under law, except to the extent that such claims arise out of executive's (a) willful misconduct, (b) gross negligence or (c) reckless disregard of the duties involved in the conduct of the executive's position.

          Any of the following actions by the executive constitutes just cause for termination by Pharma:
*

Commission by the executive of an act or omission which would constitute a felony under any federal or state laws which act or omission (i) invokes moral turpitude or serious bodily harm to any person or (ii) materially adversely affects the financial well being or reputation of Pharma or (iii) reflects adversely upon the executive's fitness for continued service as an officer of Pharma; or

*	Alcoholism or illegal drug addiction, if established by competent evidence; or
*

A willful or grossly negligent material breach of any term of the employment agreement of the executive which executive fails to cure within 15 days (provided that the breach is capable of cure) of receipt of written notice thereof; or

*	A willful or grossly negligent breach of executive's fiduciary duties to Pharma which shall be determined by the Board of Directors; or
*	Repeated, documented gross insubordination which shall be determined by the Board of Directors that the executive fails to cure within 15 days of receipt of written notice.

          Any of the following actions or omissions by Pharma will constitute good reason for the termination by executive:
*	Material breach by Pharma of any provision of the executive's employment agreement which is not cured by Pharma within 15 days of notice thereof; or
*	Reduction in the executive's base salary, bonus, other benefits or job responsibilities; or
*	Relocation of the executive without his prior consent to a facility or location that is more than fifty (50) miles away from the executive's then present offices and personal residence.

          "Change in control" is defined to mean (i) any consolidation, merger or sale of substantially all of Pharma's assets, or (ii) a merger in which Pharma is not the surviving corporation or a consolidation of Pharma with another entity or other similar transaction, in which more than 50% of the outstanding shares or voting power of Pharma or successor entity become held by persons other than the then present shareholders of Pharma. The Merger does not constitute a change of control under each executive's employment agreement nor does any event in which Pharma sells common stock or voting preferred stock for cash in order to fund operations constitute a change in control.

          A summary of Dr. Elias' employment agreement is as follows:

          The term of Dr. Elias' agreement is through May 1, 2006. During this period, he is to spend at least 50% percent of his business time on the affairs of Pharma and its affiliates. While his agreement does not provide for a specific bonus target, he may be awarded incentive compensation at the discretion of the Board of Directors. In the event that Dr. Elias' employment is terminated by Pharma for any reason other than "cause," or he terminates his employment for "good reason," as those terms are defined in the agreement, he would be owed his monthly salary for the remaining term of his contract. Additionally, any unvested stock options would become 100% vested.

          In the event of a termination of Dr. Elias for cause, Pharma will continue to pay Dr. Elias' then current base salary until the issuance of an arbitration award affirming Pharma's action. In the event the arbitrator upholds the action of Pharma, Dr. Elias will be required to promptly repay to Pharma any sums received subsequent to the termination of employment. The cost of the arbitration proceeding, including filing fees and arbitrators' compensation, will be borne by Pharma. In the event that the arbitrator rules that the termination was not for cause, then Pharma will be liable for Dr. Elias' reasonable attorneys' fees and any out-of-pocket expenses incurred.

          Interests of Officers and Directors in the Merger

          Each of the newly appointed officers and directors received options to purchase OnSource common stock as part of the Merger. The options are fully vested, are exercisable at $1.00 per share and expire in January 2015. The options will terminate if the holder's employment is terminated for cause. The officers and directors received the OnSource options in exchange for previously held Pharma options. The exchange ratio for the option shares is one-for-one. The officers and directors received options to purchase the following number of shares:
Steven S. Porter*	950,000
Jeffrey Sperber	400,000
Carl Genberg	550,000
Dr. Peter Elias	150,000

*Includes 475,000 options granted to Ms. Francine Porter.

          Each of the new officers and directors is either a shareholder of Osmotics or holds an option to purchase shares of common stock of Osmotics. OnSource currently plans to file after the Merger, and at its expense, a registration statement with the Securities and Exchange Commission to register for public resale the common stock and warrants to purchase common stock that Osmotics will receive in the Merger. The registration will permit the distribution by Osmotics of those shares of OnSource common stock and warrants to its shareholders.

          Assuming that Osmotics distributes the OnSource shares and warrants to be received by it as currently anticipated and options to purchase Osmotics stock were exercised, the new officers and directors would be entitled to receive the following number of shares of OnSource common stock (including shares that are issuable upon exercise of warrants to purchase common stock):
Steven S. Porter*	1,194,122
Jeffrey Sperber	82,696
Carl Genberg	362,478
Dr. Peter Elias	27,565

*Includes 597,061 shares allocated to Ms. Francine Porter.

          Certain Relationships and Related Party Transactions

          Mr. Porter, who was elected as a director of OnSource and appointed its Chairman and Chief Executive Officer, continues to serve on Osmotics' board of directors. Mr. Porter's wife, Mrs. Francine Porter, serves as the President of Osmotics. In addition, Mr. Genberg, who was appointed to serve as OnSource's Senior Vice President, also continues to serve on Osmotics' board of directors.

          Pharma is a party to a Shared Services Agreement with Osmotics, under which Pharma pays Osmotics $5,000 a month for the use of office space and certain administrative services. The Shared Services Agreement also permits Osmotics to utilize the services of the new OnSource officers, provided that OnSource is compensated for their time.

          Pharma is also a party to several agreements with Osmotics related to the intellectual property underlying Pharma's proposed products. Specifically, Pharma is a party to a Technology Transfer Agreement, a Sublicense Agreement and Non-Compete Agreement which, together, resulted in the transfer and assignment to Pharma of Osmotics' intellectual property rights related to prescription applications of barrier repair technology licensed from the University of California as well as to remove Osmotics as a co-licensee under Osmotics' license agreement with Brigham Young University.

          Mr. Porter is a party to a Voting Agreement with OnSource. Under the Voting Agreement, Mr. Porter has the right to vote all of the shares of OnSource stock held by Osmotics, as directed by the Osmotics board of directors. The Voting Agreement will terminate once Osmotics distributes its shares of OnSource common stock to its shareholders.

          OnSource recently closed a private placement of securities in which it sold an aggregate of $2,208,500 in face amount convertible debentures and warrants. Each debenture sold in the private placement is convertible, principal and accrued and unpaid interest, into shares of OnSource common stock at a conversion price of $1.00 per share. In addition, for every $2.00 of debenture purchased, investors in the private placement received one warrant exercisable for three years to purchase an additional share of common stock at a price of $2.00 per share and one warrant exercisable for three years to purchase an additional share of OnSource common stock at an exercise price of $4.00 per share.

          Vicki Barone invested $20,000 in the private placement, and thus by conversion of the debenture and exercise of the warrants could acquire up to a total of 40,000 shares of OnSource common stock. In addition, Ms. Barone is a senior managing partner of Bathgate Capital Partners and serves as its Chief Financial Officer. Bathgate Capital Partners provided investment banking advice to Osmotics in connection with the Merger. As part of its compensation for the investment banking services rendered in connection with the Merger, Bathgate will receive a warrant to purchase 300,000 shares of OnSource common stock at an exercise price of $1.00 per share.

Information about Pharma

          In this section "we," "our," "us," or the "Company" refers to Osmotics Pharma, Inc.

          This document contains forward-looking statements with regard to our planned activities. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: our ability to raise sufficient capital to finance our planned operations, receiving the necessary marketing clearance approvals from the FDA, successful clinical trials of our planned products, our ability to successfully commercialize our planned products, market acceptance of our planned products, and our ability to successfully compete in the marketplace. Although we believe that the assumptions made under the forward-looking statements are reasonable, any assumption can prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. For further information, please see the risk factors set forth below. The Company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

Risks Related to the Business of Osmotics Pharma, Inc.

          The following risks pertain to Osmotics Pharma, Inc. and its business.

Ours auditors have expressed doubt about our ability to continue as a going concern.

          Our financial statements as of and for the year ended December 31, 2004 have been prepared assuming that we will continue as a going concern. As of December 31, 2004, we had an accumulated deficit of $1,195,325 and a working capital deficiency of $861,307. During the company's existence our cash flow from operations has not been sufficient to fund all of our capital resource needs. In the past, we relied upon advances from Osmotics to fund our operations. These conditions have caused our auditors to raise substantial doubt about our ability to continue as a going concern.

We depend on licenses from others for all of our products.

          We have licensed various patents and proprietary technologies owned by third parties, under two license agreements, in seeking to assure the proprietary nature of our products. These agreements may be terminated if we fail to perform our obligations under these licenses in accordance with their terms including, but not limited to, our ability to make all payments due under such agreements. Our inability to continue to license these technologies could materially adversely affect our business, prospects, financial condition, and operating results. In addition, our strategy depends on the successful development of these licensed technologies into commercial products, and, therefore, any limitations on our ability to utilize these technologies may impair our ability to market and sell our products, delay new product introductions, and/or adversely affect our reputation, any of which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Osmotics will continue to retain and has sublicensed certain rights in the licensed technology.

          Osmotics will continue to retain the rights to non prescription applications of the barrier repair technology licensed from the Regents of the University of California. While we have entered into a non-compete agreement with Osmotics related to this technology, particularly as to how Osmotics can market their products using the technology, there is no assurance that potential customers will not use Osmotics' products to treat conditions we will be targeting. Additionally, Osmotics has sublicensed non-prescription rights for this technology to a third party for marketing products in physician offices and medical spas in the United States. While our management team believes that certain changes made in the formulation provides for our product to have superior efficacy over the Osmotics' and sublicensee's products, and prescription status provides a substantial advantage in the ability to sell therapeutic products, no assurance can be given that Osmotics or the sublicensee will not dilute market share from us.

We cannot predict our future capital needs and we may not be able to secure additional financing.

          We believe that existing cash on hand will be sufficient to meet our presently anticipated working capital and operating requirements through the middle of the third quarter of 2005. Our belief is based on our operating plan, which in turn is based on assumptions that may prove to be incorrect. As a result, our financial resources may not be sufficient to satisfy our capital requirements for this period. Should these assumptions prove incorrect, there is no assurance that we can raise additional financing on a timely basis.

          We also will need to raise additional funds to execute our business strategy. The costs to commercialize prescription products can be substantial. Further, if we have to accelerate the marketing of our products and/or our research and development efforts or expand our clinical trials, we will need to raise additional capital at an earlier date than anticipated. Our inability to raise capital would seriously harm our business and development efforts. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operations. To the extent that additional capital is raised through the sale of equity or convertible debt securities of OnSource, the issuance of these securities could result in dilution to OnSource's stockholders. We currently have no credit facility or committed sources of capital other than the potential exercise of common stock purchase warrants. There is no assurance that such warrants will be exercised. We will have to raise additional funds to continue the development and commercialization of our technologies. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, we may have to restrict our operations significantly or obtain funds by entering into agreements on unattractive terms.

The process for obtaining approval of our products by the United States Food and Drug Administration or other regulatory bodies may be time consuming and expensive.

          We intend to develop prescription products that will be regulated either as medical devices or drugs, or possibly both. Accordingly, we would not be able to market these products without obtaining FDA approval of a new drug application, or a 510(k) or Pre-Market Approval ("PMA") submitted by us. The approval process for new drugs and medical devices is lengthy, expensive, and uncertain, and gathering the required data and preparing the applications may take a substantial period. We currently have on file with the FDA a 510(k) application for Epiceram, our first planned commercial product. A 510(k) application is the least time consuming and costly of the approval paths outlined above and our business plan is based on receiving approval for Epiceram under 510(k). Our ability to gain approval for Epiceram under 510(k) is dependent upon the FDA concluding that Epiceram is both a medical device and is substantially equivalent to a previously approved device. There is no assurance that the FDA will conclude that Epiceram is a device and/or substantially equivalent to a previously approved device. Should we be required by the FDA to file either a PMA or a new drug application, it will substantially delay our ability to commercialize Epiceram and will cost more money than we have planned. This could have a material adverse effect on our business, prospects, financial condition and operating results.

          Even if our prescription products are approved by the FDA, we may be required to comply with limitations on the indicated uses of the product, or the manner in which, or conditions under which, we may market the product. Failure to comply with regulatory requirements could subject us to regulatory or judicial enforcement actions, including product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and withdrawal of existing approvals, as well as potentially enhanced product liability exposure. We also are subject to regulatory requirements imposed by foreign governments applicable to clinical trials and marketing. These requirements vary widely from country to country and could delay introduction of our products in those countries.

Our ability to successfully commercialize our products will greatly depend on the success of our clinical trials.

          Our commercialization efforts will be greatly dependent upon our ability to demonstrate product efficacy in clinical trials. Pharmacies and other dispensing facilities will be reluctant to order our products, and medical practitioners will be reluctant to prescribe our products, without compelling supporting data. While we believe that our products will work quite well for our planned indications, there is no assurance that this will be proven in clinical trials. The failure to demonstrate efficacy in our clinical trials would have a material adverse effect on our business, prospects, financial condition and operating results.

Our failure to convince medical practitioners to prescribe products or use our technologies will limit our revenue and profitability.

          If we fail to convince medical practitioners to prescribe products using our technologies, we will not be able to sell our products or license our technologies in sufficient volume for our business to become profitable. We will need to make leading physicians aware of the benefits of products using our technologies through published papers, presentations at scientific conferences and favorable results from our clinical studies. Our failure to be successful in these efforts would make it difficult for us to convince medical practitioners to prescribe products using our technologies for their patients. Failure to convince medical practitioners to prescribe our products will damage our commercialization efforts and would have a material adverse effect on our business, prospects, financial condition and operating results.

If we lose the support of our key scientific collaborators, it may be difficult to establish products using our technologies as a standard of care for various indications, which may limit our revenue growth and profitability.

          We have established relationships with leading scientists, including members of our scientific advisory board, and research institutions. We believe that such relationships are key to establishing products using our technologies as a standard of care for various indications. We do not have consulting agreements with all of the members of our scientific advisory board. Additionally, there is no assurance that our current research partners will continue to work with us or we will be able to attract additional research partners. The inability to maintain and build on our existing scientific relationships could have a material adverse effect on our business, prospects, financial condition and operating results.

We have limited human resources; we need to attract and retain highly skilled personnel; and we may be unable to manage our growth with our limited resources effectively.

          We expect that the expansion of our business will place a significant strain on our limited managerial, operational, and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. Our future success will depend in large part on our ability to attract, train, and retain additional highly skilled executive level management with experience in the pharmaceutical industry. Competition is intense for these types of personnel from more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and operating results would be materially adversely affected. Further, our ability to manage our growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees. If we are unable to manage growth effectively and new employees are unable to achieve adequate performance levels, our business, prospects, financial condition and operating results could be materially adversely affected.

Our future success depends, in part, on the continued service of our management team.

          Our success is dependent in part upon the availability of our senior executive officers and our Scientific Advisory Board. The loss or unavailability to us of any of these individuals or key research, development, sales and marketing personnel, particularly, if lost to competitors, would have a material adverse effect on our business, prospects, financial condition, and operating results. We have no key-man insurance on any of our employees.

We may not be able to market or generate sales of our products to the extent anticipated.

          Assuming that we are successful in receiving regulatory clearances to market any of our products, our ability to successfully penetrate the market and generate sales of those products may be limited by a number of factors, including the following:

*

Certain of our competitors in the field have already received regulatory approvals for and have begun marketing similar products in the United States, the EU, Japan and other territories, which may result in greater physician awareness of their products as compared to ours.

*

Information from our competitors or the academic community indicating that current products or new products are more effective than our products could, if and when it is generated, impede our market penetration or decrease our existing market share.

*	Physicians may be reluctant to switch from existing treatment methods, including traditional therapy agents, to our products.
*	The price for our products, as well as pricing decisions by our competitors, may have an effect on our revenues.
*	Our revenues may diminish if third-party payors, including private health coverage insurers and health maintenance organizations, do not provide adequate coverage or reimbursement for our products.

If any of our future marketed products were to become the subject of problems related to their efficacy, safety, or otherwise, or if new, more effective treatments were to be introduced, our revenues from such marketed products could decrease.

          If any of our future marketed products become the subject of problems, including those related to, among others:

*	efficacy or safety concerns with the products, even if not justified;
*	unexpected side-effects;
*	regulatory proceedings subjecting the products to potential recall;
*	publicity affecting doctor prescription or patient use of the product;
*	pressure from competitive products; or
*	introduction of more effective treatments;

our revenues from such marketed products could decrease. For example, efficacy or safety concerns may arise, whether or not justified, that could lead to the recall or withdrawal of such marketed products. In the event of a recall or withdrawal of a product, our revenues would significantly decline.

If we do not receive adequate third-party reimbursement for the sales of our products, we may not be able to sell such products on a profitable basis.

          Sales of our products will depend, in part, upon the extent to which the costs of our products will be paid by health maintenance, managed care, pharmacy benefit and similar reimbursement sources, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. Such third-party payors continue to aggressively challenge the prices charged for healthcare products and services. Additionally, federal and state governments have prioritized the containment of healthcare costs, and drug prices have been targeted in this effort. If these organizations and third-party payors do not consider our products to be cost-effective, they may not reimburse providers of our products, or the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis.

The Medicare Prescription Drug Improvement and Modernization Act of 2003 materially changes the Medicare reimbursement guidelines for intravenous and oral oncology products. Such changes may negatively impact our revenues for our products.

          After a Congressional debate regarding the formula by which Medicare reimbursement for intravenous oncology products is rendered to oncologists, the levels of reimbursement to oncologists for intravenous oncology products were lowered, effective January 2004. Under the new Medicare Prescription Drug Improvement and Modernization Act of 2003, Medicare benefits will be primarily provided through private entities that will attempt to negotiate price concessions from pharmaceutical manufacturers, which may increase pressure to lower prescription drug prices. The Act also includes other cost containment measures for Medicare in the event Medicare cost increases exceed a certain level, which may also impose limitations on prescription drug prices. These changes in Medicare reimbursement could have a negative impact on our revenues.

Although we have potential products that appear to be promising at early stages of development and in pre clinical trials, none of our potential products may reach the commercial market for a number of reasons.

          Successful research and development of pharmaceutical products is high risk. Most products and development candidates fail to reach the market. Our success depends on the discovery of new drugs that we can commercialize. It is possible that our potential products may never reach the market for a number of reasons. They may be found ineffective or may cause harmful side-effects during pre-clinical testing or clinical trials or fail to receive necessary regulatory approvals. We may find that certain products cannot be manufactured on a commercial scale basis and, therefore, they may not be economical to produce. Our products could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. We have a number of product candidates in various stages of development and do not expect them to be commercially available for a number of years, if at all.

If our competitors succeed in developing products and technologies that are more effective than our own, or if scientific developments change our understanding of the potential scope and utility of our products, then our products and technologies may be rendered less competitive.

          We face significant competition from industry participants that are pursuing similar products and technologies that we are pursuing and are developing pharmaceutical products that are competitive with our products and potential products. Nearly all of our industry competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our compounds, products or processes becoming obsolete before we can recover any of the expenses incurred to develop them. For example, changes in our understanding of the appropriate population of patients who should be treated with a targeted therapy like we are developing may limit the drug's market potential if it is subsequently demonstrated that only certain subsets of patients should be treated with the targeted therapy.

Our reliance on third parties, such as clinical research organizations (CROs), may result in delays in completing, or a failure to complete, clinical trials if they fail to perform under our agreements with them.

          In the course of product development, we may engage CROs to conduct and manage clinical studies and to assist us in guiding our products through the FDA review and approval process. If we engage CROs to help us obtain market approval for our drug candidates, many important aspects of this process have been and will be out of our direct control. If the CROs fail to perform their obligations under our agreements with them or fail to perform clinical trials in a satisfactory manner, we may face delays in completing our clinical trials, as well as commercialization of one or more product candidates. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials and the market approval of product candidates.

The use of any of our potential products in clinical trials and the sale of any approved products exposes us to liability claims.

          The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of drug candidates and products. If any of our drug candidates in clinical trials or our marketed products harm people or allegedly harm people, we may be subject to costly and damaging product liability claims. A number of patients who participate in trials are already critically ill when they enter a trial. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. Although we intend to obtain product liability insurance that we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims. There is also a risk that adequate insurance coverage will not be available in the future on commercially reasonable terms, if at all. The successful assertion of an uninsured product liability or other claim against us could cause us to incur significant expenses to pay such a claim, could adversely affect our product development and could cause a decline in our product revenues. Even a successfully defended product liability claim could cause us to incur significant expenses to defend such a claim, could adversely affect our product development and could cause a decline in our product revenues.

If we cannot successfully protect, exploit or enforce our intellectual property rights, our ability to develop and commercialize our products will be severely limited.

          We have licensed technology protected by U.S. and foreign patents. We intend to continue to seek patent protection for or maintain as trade secrets all of the commercially promising product candidates that we have discovered, developed or acquired. Our success depends, in part, on our ability to obtain and maintain patent protection for new product candidates, maintain trade secret protection and operate without infringing the proprietary rights of third parties. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other similar protection, other companies could offer substantially identical products for sale without incurring the sizeable discovery and development costs that we have incurred. Our ability to recover these expenditures and realize profits upon the sale of products could be diminished. The process of obtaining patents can be time-consuming and expensive with no certainty of success. Even if we spend the necessary time and money, a patent may not issue or it may insufficiently protect the technology it was intended to protect. We can never be certain that we were first to develop the technology or that we were the first to file a patent application for the particular technology because most U.S. patent applications are confidential until a patent issues, and publications in the scientific or patent literature lag behind actual discoveries. If our pending patent applications are not approved for any reason or if we are unable to receive patent protection for additional proprietary technologies that we develop, the degree of future protection for our proprietary rights will remain uncertain. Furthermore, third parties may independently develop similar or alternative technologies, duplicate some or all of our technologies, design around our patented technologies or challenge our issued patents.

If other companies claim that we infringe on their intellectual property rights, we may be subject to costly and time-consuming litigation and delays in product introduction.

          Our processes and potential products may conflict with patents that have been or may be granted to competitors, academic institutions or others. As the biotechnology and pharmaceutical industries expand and more patents are filed and issued, the risk increases that our product candidates may give rise to a declaration of interference by the U.S. Patent and Trademark Office, to administrative proceedings in foreign patent offices or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking substantial damages or seeking to enjoin us from testing, manufacturing or marketing our products. If any of these actions were successful, we may also be required to cease the infringing activity or obtain the requisite licenses or rights to use the technology that may not be available to us on acceptable terms, if at all. Any litigation, regardless of the outcome, could be extremely costly to us.

          EXECUTIVE SUMMARY

          We are a specialty pharmaceutical company focused on dermatology, oncology and infectious diseases. We have two base technology platforms each with multiple applications; Barrier Repair and Cationic Steroids Molecules ("CSMs" or "CSAs"). The Barrier Repair platform represents near term revenue opportunities for prescription skin care products to treat an assortment of skin disorders all characterized by a disrupted skin barrier. Our CSM technology has shown antibiotic, antiviral and anti-cancer properties in vitro and represents a mid and long-term revenue opportunity.

          We have in-licensed patents from the Regents of the University of California for a technology that is a specific combination of ceramides, cholesterol and fatty acids which is able to create a human identical skin barrier and thus provide patients with a normal skin barrier function. This patented "Barrier Repair Technology" is the invention of Dr. Peter Elias the author of over 400 peer-reviewed journal articles. Dr. Elias is a member of our management team as Chief Scientific Officer. We will use this Barrier Repair Technology to formulate two prescription products: Epiceram and Neoceram.

          Epiceram is intended for use as primary or adjunct therapy for the treatment of various dermatoses, including atopic dermatitis (eczema), radiation dermatitis, end stage renal disease associated pruritus and adjunct therapy for pre-cancerous skin lesions (actinic keratoses). All of these conditions share in common a defective or incomplete skin barrier and current therapies are viewed as either lacking or in need of improvement. We filed our 510k application for Epiceram in September 2004 and are awaiting clearance from the United States Food and Drug Administration (the "FDA"). See discussion under Regulatory Matters below.

          Our second planned product is Neoceram, a pediatric barrier repair cream. Neoceram is intended for use to reduce excessive water loss through the fragile skin of premature infants. There are over 72,000 infants born prematurely each year in the United States. Infants born early enter the world without fully formed skin barriers. As lung surfactant therapy has pushed back the age of viability to 23 weeks of gestational age, the lack of an adequate skin barrier is now of critical importance to morbidity and mortality in this at-risk population. We believe that by providing the topical equivalent of a skin barrier that these infants will develop more rapidly, be at lower risk for bacterial infections and sepsis and spend less time in the NICU thereby significantly reducing the costs incurred by the health care system to care for these infants. We plan to file our 510k application for Neoceram after receiving clearance for Epiceram.

          In May 2004, we entered into a worldwide exclusive licensing agreement with Brigham Young University covering the composition of matter and use of a broad class of small, positive charged, molecule compounds that have shown antibiotic, antiviral and anti-cancer activity (the CSMs). These patented compounds mimic the activity of the naturally occurring antimicrobial peptides that form the body's innate immune system. The CSMs are electrostatically attracted to bacteria, viruses, and certain lines of cancer that all share in common the presence of negatively-charged phospholipids on their cell membrane surfaces. The CSMs induce apoptosis by rapid depolarization of the cell membranes (tear the cell walls apart). Further, unlike most antibiotics which are bacteriastatic (prevents the reproduction of bacteria cells), the CSMs are bacteriacidal (kills the bacterial cells). Additionally, while other efforts to duplicate the naturally occurring antimicrobial peptides have proven not to be commercially viable, CSMs are not peptides but rather cationic steroids that are far simpler, more stable and inexpensive to produce in bulk quantities. The inability to cost effectively produce large quantities of synthetically derived antimicrobial peptides has been one of the major obstacles in the effort to commercialize such compounds.

PLANNED MARKETS AND PRODUCTS

          As noted above, we have two platform technologies; Barrier Repair and CSMs. Barrier Repair represents near term revenue opportunities. This technology can be utilized in many niche markets where the underlying cause of the skin disorder is a defective or incomplete barrier. Many of these disorders have no current effective treatment or in some cases, our product can be used as adjunct therapy to treat the side effects from the primary therapy. Two products (Epiceram and Neoceram) will be launched to penetrate the following markets:

          Epiceram

          Atopic Dermatitis - Commonly known as eczema, it is estimated that 15 million Americans suffer from this disease. It is the leading skin disease of childhood and 65% of those affected show clinical symptoms by 6 months of age. The skin becomes extremely itchy and inflamed, causing redness, swelling, cracking and scaling. The skin can become so severely irritated, patients often scratch themselves until they bleed, leading to a secondary infection. Histological analysis of the skin of persons with eczema reveals a global deficiency in epidermal lipids (ceramides, cholesterol and essential fatty acids) with a marked deficiency of ceramides. This lack of epidermal lipids leads to a defective skin barrier as these are the ingredients that form the lipid bilayers critical to maintaining healthy skin. Normalizing the barrier is the key to successful treatment. Dr. Elias's work has shown that topical application of an optimal molar ration of these epidermal lipids can correct the skin barrier abnormality. We believe that Epiceram will greatly reduce skin irritation. While there are multiple products and treatments for eczema, we have the distinct advantage of not being an immune system suppressant or steroid, both of which have undesirable side effects.

          Radiation Dermatitis - It is estimated that 700,000 patients a year develop some degree of radiation dermatitis in the U.S. as the result of radiation therapy. It is an acute phenomenon that correlates with the disruption of the skin's barrier function. The result is an increase in the risk of infection, discomfort and pain, which in some cases may necessitate the interruption of treatment to allow for healing. This can compromise the final outcome of cancer therapy. We believe that there is no current effective treatment for radiation dermatitis. We believe that Epiceram will reduce the incidence and severity of radiation dermatitis.

          Pruritus (End Stage Renal Disease) - It is estimated that 400,000 Americans a year undergo treatment at hemodialysis centers for End Stage Renal Disease. This patient population is growing rapidly (as the baby boomers age) and is expected to reach 600,000 by 2010. It is estimated that as many as 70% of these patients suffer from a severe itch (also known as pruritus). The prevalence of itch increases with deteriorating renal function but does not improve significantly with dialysis. The pruritus is independent of the duration of dialysis or cause of renal failure. Recent research has shown a direct correlation between poor skin barrier function and severe itch. Based on this research, we believe that use of Epiceram will repair the defective skin barriers, improve skin texture and reduce itch. We do not believe there is a current effective treatment for this condition.

          Actinic Keratoses - Actinic Keratoses are a common, potentially serious pre-cancerous skin condition characterized by rough, red, scaly patches, crusts or sores measuring anywhere from one-quarter to one-inch in diameter. It is estimated that 800,000 patients a year are treated in the U.S. for these pre-cancerous skin lesions. According to the January 2004 issue of the Dermatology Times, Actinic Keratoses is now the third most common diagnosis in dermatology offices and the incidence is rising with the aging baby boomer population. A standard form of treatment consists of a topical chemotherapy (e.g., 5-FU) application. A side effect of the treatment is a severe burning sensation and/or itching at the site immediately following application and severe dermal ulceration that can be disfiguring. This results in a reduction in patient compliance. While cure rates exceed 90% with 100% patient compliance, the failure rate can reach 60% when the patient is not compliant. We believe that using Epiceram as adjunct therapy will reduce skin irritation without compromising clinical efficacy thereby increasing patient compliance.

          Neoceram - It is estimated that 72,000 infants a year are born in the U.S under 32 weeks of gestational age. Infants under 32 weeks lack a fully developed skin barrier. Pre-term infants spend an average of 60 days in the NICU at a substantial cost to the hospitals. The lack of a fully formed barrier increases the risk of infections (sepsis) and other medical complications due to excessive transepidermal water loss. Pre-term infants who develop sepsis (25%) spend an additional 19 days in the NICU. NICUs receive capitated payments for treating premature infants so any reduction in the length of stay positively affects the institution's profitability. We believe that Neoceram may provide a human identical skin barrier, thereby reducing infection rates and lengths of stays, resulting in an overall reduction in health care costs. We believe that there is no effective competitive treatment.

          CSMs

          Our CSMs provide a longer term revenue opportunity. Extensive preclinical testing has shown that the lead compound, CSA-13, is highly effective at clinically relevant concentrations against a broad spectrum of bacterial infections including multi-drug resistant organisms such as Pseudomonas, MRSA and VRSA. Further, preliminary testing has shown that the CSMs may be developed as an antibiotic coating for medical devices such as catheters, stents, shunts and implantable joint replacements.

          Our primary focus will be on infectious diseases and cancer applications that affect the skin. Such applications could include, but are not limited to, topical antibiotics and skin cancer creams. Additionally, we will further explore antibiotic coating applications as that has potential for mid term licensing agreements with medical device manufacturers. However, given the broad applications of the molecule, we may partner with third parties to explore other potential conditions which may or may not relate to dermatology or medical coatings.

REGULATORY MATTERS

          We submitted our 510k application for Epiceram with the FDA in September 2004. After receiving and responding to various comments from the FDA, the FDA requested that we submit a Request for Designation ("RFD") which was filed on April 7, 2005. The RFD will require the FDA to determine whether Epiceram is a drug or a device. If Epiceram is determined to be a device, the FDA must then determine whether it is substantially equivalent to a previously approved device (a "predicate device"). If Epiceram is determined to be substantially equivalent to a predicate device, then it can be approved under the 510k process which is an abbreviated approval process. Typically, a 510k does not require clinical studies. If Epiceram is determined to be a device but not substantially equivalent to a predicate device, then it would be subject to a Pre-Market Approval application ("PMA"). A PMA application requires clinical studies and the approval time is longer (typically one year from filing).

          If the FDA were to determine that Epiceram is a drug, then the approval process would be lengthy and expensive. The approval process for new drugs, even a topical drug, can take several years and cost multiple millions of dollars.

          We believe that Epiceram is a device based on its primary mode of action. We also believe there are several predicate devices which are substantially equivalent to Epiceram. Accordingly, we believe that the 510k application is the appropriate path for approval. However, there is no assurance that the FDA will reach the same conclusion. In the event that the FDA classifies Epiceram™ as a drug based on the presence of one or more ingredients in the formula (the formulation contains a mixture of botanical antioxidants), we may be able to reformulate the product and omit ingredients that the FDA may view as drugs and resubmit the product for clearance as a device. Such an event would require us to perform additional testing and delay the time for approval.

ITEM 3.02:     UNREGISTERED SALES OF EQUITY SECURITIES

          Effective May 10, 2005, in connection with the Merger, the Company issued to Pharma securityholders an aggregate of 11,427,961 shares of common stock and warrants and options exercisable to purchase an aggregate of 3,794,222 shares of common stock and 1,000,000 shares of OnSource's Series A Convertible Preferred Stock. The shares, warrants and options were issued upon conversion of all of the issued and outstanding shares and options of Pharma, except for 1,000 shares held by a dissenting Pharma shareholder, pursuant to the Merger Agreement.

          The options are fully vested, are exercisable at $1.00 per share and expire in January 2015. The options will terminate if the holder's employment with Pharma, OnSource or Osmotics is terminated for cause. The warrants are exercisable to purchase shares of OnSource common stock at a price of $2.18 per share and expire in May 2007. The Series A Convertible Preferred Stock is described in OnSource's Current Report on Form 8-K dated May 5, 2005 as filed with the Securities and Exchange Commission on May 11, 2005, which is incorporated herein by reference.

          The shares, options and warrants were issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

ITEM 5.03:     CHANGE IN FISCAL YEAR

          At a meeting of the Board of Directors of OnSource held on May 10, 2005, the Board approved the change of the Company's fiscal year. The new fiscal year will be the calendar year beginning January 1st and ending December 31st of each year. The first new fiscal year end will be December 31, 2005. The change in fiscal year conforms the Company's fiscal year to that of Pharma's.

ITEM 9.01:     FINANCIAL STATEMENTS AND EXHIBITS
(a)	Financial Statements

Pursuant to Item 9.01(a)(4), the Registrant declares it is impracticable to provide the required financial statements relative to the acquired business at the time of this Report. Such financial statements required by Item 9.01(a) shall be filed not later than seventy-one (71) days after the due date of this Current Report on Form 8-K.

(b)	Pro Forma Financial Information

Pursuant to Item 9.01(b)(2) and Item 9.01(a)(4), the Registrant declares it is impracticable to provide the required pro forma financial information relative to the acquired business at the time of this Report. Such pro forma financial information required by Item 9.01(b) shall be filed not later than seventy-one (71) days after the due date of this Current Report on Form 8-K.

(c)	Exhibits
	Item	Title
+	2.0	Agreement and Plan of Merger dated as of April 8, 2005.
++	2.1	Amendment No. 1 to Agreement and Plan of Merger dated as of April 28, 2005.
	3.2	Statement of Merger
	10.1	Closing Escrow Agreement dated as of May 10, 2005.
	10.2	Voting Agreement dated as of May 10, 2005
	10.3	Assignment and Assumption Agreement dated as of May 10, 2005
	10.4	Employment Agreement by and among Osmotics Pharma, Inc. and Steven S. Porter dated as of January 1, 2005.
	10.5	Employment Agreement by and among Osmotics Pharma, Inc. and Jeffrey Sperber dated as of January 1, 2005.
	10.6	Employment Agreement by and among Osmotics Pharma, Inc. and Carl Genberg dated as of January 1, 2005.
	10.7	Employment Agreement by and among Osmotics Pharma, Inc. and Dr. Peter Elias dated as of January 1, 2005.
*	10.8	Shared Services Agreement with Osmotics Corporation dated January 26, 2005.
*	10.9	Sublicense Agreement with Osmotics Corporation for Barrier Repair Technology dated January 24, 2005.
*	10.10	Technology Transfer Agreement with Osmotics Corporation dated January 24, 2005.
*	10.11	Non-Compete Agreement with Osmotics Corporation dated May 10, 2005.

_____________________________________________________________________________________________

+   Incorporated by reference from the Registrant's Current Report on Form 8-K dated April 8, 2005 as filed with the Commission on April 13, 2005.

++ Incorporated by reference from the Registrant's Current Report on Form 8-K dated April 28, 2005 as filed with the Commission on May 2, 2005.

*   To be filed by amendment.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
ONSOURCE CORPORATION (Registrant)
Dated: May 16, 2005	/s/ Steven S. Porter Steven S. Porter, Chief Executive Officer